EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made and entered into as of September 16, 2008, by and between NorStates Bank (hereinafter called the “Bank”), and Scott Yelvington (hereinafter called the “Employee”).

WHEREAS, the Bank is a wholly-owned subsidiary of Northern States Financial Corporation, a Delaware corporation (“Holding Company”);

WHEREAS, the Bank desires to employ Employee as President and Chief Operating Officer of the Bank;

WHEREAS, Employee’s experience and knowledge are considered to be necessary to the future success of the Bank and the Holding Company;

WHEREAS, it is in the best interests of the Bank to secure such involvement and continued commitment by Employee.

NOW THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.           Employment and Term.

(a)           Employment.  The Bank shall employ Employee as the President and Chief Operating Officer of the Bank, and the Employee shall so serve for the term set forth in this Paragraph.

(b)           Term.  The initial term of employment under this Agreement shall be a period commencing on September 16, 2008 (the “Effective Date”) and ending on December 31, 2010, subject to earlier termination as provided herein.  Thereafter, the term of this Agreement shall automatically be extended for successive one (1) year terms beginning on January 1, 2011 and each successive year thereafter, subject to earlier termination as provided herein, provided that neither party has provided written notice to the other party prior to the close of business on November 1 of the applicable year of its intent not to extend the term of this Agreement for another year.

2.           Duties and Responsibilities.  Employee shall be employed as the President and Chief Operating Officer of the Bank.  Employee shall render such administrative and management services to the Bank as are customarily performed by persons situated in a similar executive capacity and shall promote the business of the Bank.  Employee’s other duties shall be such as the Chief Executive Officer or the Board of Directors may from to time to time reasonably direct, including normal duties as an officer of the Bank, consistent with his title and basic duties and authority.

3.           Salary.

(a)           Base Salary.  For services performed by the Employee for the Bank pursuant to this Agreement during the period of employment as provided in Paragraph 1 hereof,

the Bank shall pay the Employee a base salary at the rate of $240,000.00 per year, payable in substantially equal installments in accordance with the Bank’s regular payroll practices.  The Employee’s base salary (with any increases under subparagraph (b), below) shall not be subject to reduction without the Employee’s written consent.  Any compensation which may be paid to the Employee under any additional compensation or incentive plan of the Bank or the Holding Company or which may be otherwise authorized from time to time by the Boards of Directors of the Bank or the Holding Company (or an appropriate committee thereof) shall be in addition to the base salary to which the Employee shall be entitled under this Agreement.

(b)           Board Review of Base Salary.  Employee’s base salary shall be subject to review from time to time, and the Bank may (but it is not required to) increase the base salary as the Board of Directors of the Bank (or a duly authorized committee thereof), in its discretion, may determine.

4.           Bonuses.  For each fiscal year during the term of employment, the Employee shall be eligible to receive a target bonus equal to 10% of his Base Salary, and a profit sharing bonus equal to 5% of his Base Salary, with the actual amount of the bonuses determined from time to time by the Board of Directors of the Bank, in good faith, in its sole discretion.

5.           Equity Incentive Compensation.  During the term of employment hereunder the Employee shall be eligible to participate in any equity-based incentive compensation plan or program that may be adopted by the Bank or the Holding Company, when so authorized by the Board of Directors.

6.           Other Benefits.  In addition to the compensation described in Paragraphs 3, 4 and 5, above, the Employee shall also be entitled to the following:

(a)           Participation in Benefit Plans.  The Employee shall be entitled to participate in employee benefit plans, programs and arrangements of the Bank or the Holding Company to the extent the Employee is eligible for participation under the terms of such plans, programs and arrangements.

(b)           Vacation.  The Employee shall be entitled to four weeks of paid vacation.

(c)           Employee Perquisites.  The Bank shall furnish Employee with such perquisites which may from time to time be provided by the Bank which are suitable to the Employee’s position and adequate for the performance of his duties hereunder and reasonable in the circumstances.  Among other perquisites, the Bank shall provide Employee with an automobile allowance of $12,000.00 per year.

(d)           Expense Reimbursement.  The Bank shall reimburse Employee’s reasonable expenses incurred in performing services hereunder, which are incurred and accounted for in accordance with the Bank’s regular policies and procedures applicable thereto.

(e)           Club Membership.  The Bank shall pay for Employee’s monthly dues and assessments at the Glen Flora Country Club in Waukegan, Illinois.

7.           Non-Solicitation.  Employee acknowledges that the Bank and its subsidiaries and affiliates by the nature of their business have a legitimate and protectable interest in their clients, customers and employees with whom they have established significant relationships as a result of a substantial investment of time and money.  Employee agrees that during the period of his employment with the Bank and for a period of twelve (12) months after termination of his employment for Just Cause or by Employee without Good Reason, he will not (except in his capacity as an employee of the Bank) directly or indirectly, for his own account, or as an agent, employee, director, owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity:

(a)           solicit for any reason any client or customer of the Bank or any of its subsidiaries or affiliates; or

(b)           solicit any employee or agent of the Bank or any of its subsidiaries or affiliates to terminate his or her relationship with the Bank or any of its subsidiaries or affiliates.

8.           Termination and Termination Pay.  Employee’s employment under this Agreement may be terminated upon the following occurrences:

(a)           By the death of Employee during the term of this Agreement, in which event Employee’s estate shall be entitled to receive all compensation due Employee through the last day of employment in which his death shall have occurred.

(b)           At any time by a decision of the Chief Executive Officer or the Board of Directors of the Bank for conduct not constituting Just Cause or by Employee, upon sixty (60) calendar days prior written notice to the Employee or the Bank, as the case may be.  In the event of such termination by the Chief Executive Officer or the Board of Directors without Just Cause or by the Employee for Good Reason, the Bank (i) shall pay Employee a gross amount equal to one year of his Base Salary plus his target annual bonus, with such amount payable in substantially equal payments for twelve (12) months after termination in accordance with the Bank’s regular payroll practices; and (ii) shall cause to be continued the medical, dental, life and disability coverage (with continued life and disability coverages subject to the provisions of the Bank’s insurance contracts) substantially identical to the terms and coverage maintained by the Bank for Employee prior to severance for twelve (12) months after termination.  Other benefits as indicated in Paragraph 6(b), (c) and (d) shall terminate immediately. In the event of termination of this Agreement by Employee without Good Reason, compensation and benefits will be terminated upon the proposed date of the employment termination or as may otherwise be determined by the Chief Executive Officer or the Board of Directors of the Bank.

(c)           The Bank reserves the right to terminate this Agreement at any time for Just Cause.  Termination for “Just Cause” shall mean termination for conduct materially injurious to the Bank including Employee’s personal dishonesty, incompetence, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), willful misconduct, breach of a fiduciary duty, intentional failure to perform stated duties, willful violation of any administrative action issued by the Federal Deposit Insurance Corporation (or any other regulatory agency having jurisdiction over Employee or the Bank), or material breach of any other provision of this Agreement.  In the event this Agreement is terminated for Just

Cause, the Bank shall only be obligated to continue to pay Employee his salary up to the date of termination.  In the case of a termination of this Agreement for Just Cause, the notice of termination given to Employee by the Bank shall include a listing of the reasons as to why the Employee was guilty of conduct constituting Just Cause.

(d)           In the event that a “Change in Control” (as defined below) shall have occurred or the Board of Directors of the Bank, as appropriate, has determined that a Change in Control has occurred, Employee shall be entitled to the benefits provided in Paragraph 9 if Employee’s employment is terminated within twelve (12) months following such Change in Control (regardless of whether such termination results from his dismissal or from his resignation at any time during the term of this Agreement for “Good Reason”).  For purposes of this Agreement, “Good Reason” shall mean any of the following that occurs subsequent to a Change in Control (or subsequent to the Effective Date of this Agreement in a non-Change in Control context, as applicable below):

(i)           any significant reduction in the compensation structure of the Employee, and the assignment to Employee by the Bank of duties inconsistent with Employee’s position, duties, responsibilities and status with the Bank immediately prior to a Change in Control, or a change in Employee’s titles or offices as in effect immediately prior to a Change in Control or any removal of Employee from or any failure to reelect Employee to any of such positions, except in connection with the termination of his employment for disability, death or cause, or by Employee other than for Good Reason;

(ii)           Employee’s relocation directed by the Bank to any place more than twenty-five (25) miles from the location at which Employee performed his duties immediately prior to the time of a Change in Control, except for required travel by Employee on the Bank’s business to an extent substantially consistent with Employee’s business travel obligations immediately prior to the time of a Change in Control;

(iii)           any material breach by the Bank of any provision of this Agreement or any other agreement with Employee; or

(iv)           any failure by the Bank to obtain the assumption of this Agreement by any successor or assign of the Bank.

9.           Change in Control.  For purposes of this Agreement, a “Change in Control” of the Bank shall mean (i) a reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or the Holding Company is not the resulting entity; or (ii) the acquisition by any individual or entity (which as of the date of this Agreement does not own 51% of the common stock of the Holding Company) of 51% or more of the common stock of the Holding Company.

(a)           Upon a Change in Control, any outstanding stock options that may have been granted to Employee, and any other awards granted to Employee under any equity based compensation plan of the Bank or the Holding Company shall become vested.

(b)           Upon a termination without Just Cause or for Good Reason at or after a Change in Control, Employee will receive a lump sum payment equal to the sum of two times his base salary plus two times his target annual bonus, payable within ten (10) business days after such termination, and the Bank shall cause to be continued medical, dental, life and disability coverage (with continued life and disability coverage subject to the provisions of the Bank’s insurance contracts) substantially identical to the coverage maintained by the Bank for the Employee prior to severance for thirty-six (36) months after termination.

(c)           If any payments or benefits constitute “excess parachute payments” (as defined in Code Section 280G), Employee will be fully grossed up if such payments and benefits exceed 330% of Employee’s “base amount” (as defined in Code Section 280G).  If such payments and benefits equal 330% or less of Employee’s base amount, payments will be reduced so that Employee does not receive any excess parachute payments.

10.           Release.  Notwithstanding anything to the contrary contained herein, Employee’s right to receive any and all separation payments or benefits under Paragraphs 8 or 9 shall be conditioned on the execution and delivery of a general release by Employee in favor of the Company, its affiliates and their officers, directors and employees.  Any such payment or benefit shall be deferred until the expiration of the seven day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period in effect on the effective date of the termination of Employee’s employment.

11.           Non-Competition.  Upon the termination of employment for any reason, the Employee covenants and agrees that for a period of twelve (12) months he shall not knowingly, without the prior written consent of the Bank, in a twenty-five (25) mile radius of the then-existing branches of the Bank, either alone or in partnership or jointly or in conjunction with any person or persons, financial institution, firm, association, syndicate, company or corporation as principal, agent, employee, officer, director, shareholder, consultant, investor or advisor or in any other manner whatsoever, carry on or be engaged in the commercial banking or financial institution business; provided that this Paragraph 11 shall not prohibit Employee from (i) owning less than 5% of the outstanding stock of any class of a retail or commercial financial institution or corporation controlling a retail or commercial banking institution which is publicly traded, so long as he has no active participation in the business or management of such corporation or financial institution, (ii) retaining shares of a financial institution or corporation controlling a financial institution currently held by Employee, so long as he has no active participation in the business or management of such financial institution or corporation, or (iii) enter into or perform under any consulting agreement or any other agreement or arrangement to serve in an advisory capacity, subject to the consent of the Bank.

12.           Enforcement.  In the event the Bank shall fail to pay any amounts due to Employee under this Agreement as they come due, the Bank agrees to pay interest on such amounts at a rate equal to the prime rate (as from time to time published in The Wall Street Journal (Midwest Edition)) plus one percent (1%) per annum. The Bank agrees that Employee and any successor shall be entitled to recover all costs of enforcing any provision of this Agreement, including reasonable attorneys’ fees and costs of litigation.

13.           Confidential Information.  Employee shall not at any time during or following his employment hereunder, directly or indirectly, disclose or use on his behalf or another’s behalf, publish or communicate, except in the course of his employment and in the pursuit of the business of the Bank or the Holding Company or affiliates, any proprietary information or data of the Bank or the Holding Company or affiliates, which is not generally known in the banking business and which the Bank and/or the Holding Company may reasonably regard as confidential and proprietary.  Employee recognizes and acknowledges that all knowledge and information which he has or may acquire in the course of his employment, such as, but not limited to the business, developments, procedures, techniques, activities or services of the Bank and/or the Holding Company or the business affairs and activities of any customer, prospective customer, individual firm or entity doing business with the Bank and/or the Holding Company are its sole valuable property, and shall be held by Employee in confidence and in trust for their sole benefit.  All records of every nature and description which come into Employee’s possession, whether prepared by him, or otherwise, shall remain the sole property of the Bank and/or the Holding Company and upon termination of his employment for any reason, said records shall be left with the Bank and/or the Holding Company as part of its property. Employee acknowledges that the Bank has no adequate remedy at law and will be irreparably harmed if Employee breaches or threatens to breach the provisions of Paragraphs 7, 10 or 14 and, therefore agrees that the Bank shall be entitled to seek, in any court of competent jurisdiction: (i) injunctive relief to prevent any breach or threatened breach of any such section, (ii) specific performance of the terms of each of such sections in addition to any other legal or equitable remedy the Bank or the Holding Company may have and (iii) enforcement of any such section in any court of competent jurisdiction.

14.           Notices.  Any notice or other communication required or permitted to be given hereunder shall be determined to have been duly given to any party (a) upon delivery to the address of such party specified below if delivered personally or by courier; (b) upon dispatch if transmitted by telecopy or other means of facsimile, provided a copy thereof is also sent by regular mail or courier; or (c) within forty-eight (48) hours after deposit thereof in the U.S. mail, postage prepaid, for delivery as certified mail, return receipt requested, addressed, in any case to the party at the following address(es) or telecopy numbers:

(a)           If to Employee, at the address set forth on the signature page hereof.

(b)           If to the Bank:

NorStates Bank
1601 N. Lewis Avenue
Waukegan, IL  60085-1761
Attn:  Chief Executive Officer
Telecopy No.:  (847) 244-7485

or to such other address(es) or telecopy number(s) as any party may designate by written notice in the aforesaid manner.

15.           Indemnification.

(a)           Subject to any applicable restrictions by regulatory agencies, in the event that legal action is instituted against Employee during or after the term hereof by a third party (or parties) based on the performance or nonperformance by Employee of his duties hereunder, the Bank will assume the defense of such action by its attorneys without prejudice to or waiver by the Bank of its rights and remedies against Employee.  In the event that there is a final judgment entered against Employee in any such litigation, and the Bank’s Board of Directors determines that Employee should, in accordance with its charter, By-Laws, or insurance reimburse such entities, Employee shall be liable to the Bank for all such costs and expenses paid or incurred by them in the defense of any such litigation (the “Reimbursement Amount”).  The Reimbursement Amount shall be paid by Employee within thirty (30) days after rendition of the final judgment.  The Bank shall be entitled to set off the reimbursement amount against all sums which may be owed or payable by the Bank to Employee hereunder or otherwise.  The parties shall cooperate in the defense of any asserted claim, demand or liability against Employee or the Bank or its subsidiaries or affiliates.  The term “final judgment” as used herein shall be defined to mean the decision of a court of competent jurisdiction, and in the event of an appeal, then the decision of the appellate court, after petition for rehearing has been denied, or the time for filing the same (or the filing of further appeal) has expired.

(b)           The rights to indemnification under this Paragraph 15 shall be in addition to any rights which Employee may now or hereafter have under the articles or by-laws of the Bank or any of its affiliates or subsidiaries, under any insurance contract maintained by the Bank or any of its affiliates or subsidiaries, or any agreement between Employee and the Bank or any of its affiliates or subsidiaries.

16.           Entire Understanding.  This Agreement constitutes the entire understanding between the parties relating to Employee’s employment hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters.

17.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Employee and the successors and assigns of the Bank.  This Agreement shall be binding upon any successor of the Bank in accordance with the operation of law, and such successor shall be deemed the “Bank” for purposes of this Agreement.

18.           Execution in Counterparts.  This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

19.           Jurisdiction and Governing Law.  Except as provided in Paragraph 11, jurisdiction over disputes with regard to this Agreement shall be exclusively in the state and federal courts located in the State of Illinois, and this Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Illinois, without regard to the choice of laws provisions of such laws.

20.           Severability.  If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.  Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Employee consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

21.           Waiver.  The waiver of any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

22.           Amendment.  No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto.

23.           Construction.  The language used in this Agreement will be deemed to be the language chosen by the Bank and Employee to express their mutual intent and no rule of strict construction shall be applied against any person. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and the pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine or neuter.  The headings of the Paragraphs of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.  This Agreement is entered into in good faith by all the parties.

24.           Code Section 409A.

(a)           The parties acknowledge that Section 409A of the Code imposes excise taxes and other penalties (“409A Penalties”) on deferred compensation that does not meet certain requirements.  The parties intend that 409A Penalties shall not apply to any payment or the provision of any benefit hereunder, and accordingly, the provisions of this Agreement shall be construed consistent with that intention.  This Section 24 shall apply to any payment or benefit to which 409A Penalties would apply, notwithstanding that intention. If such 409A Penalties could be avoided by delaying the payment or postponing the provision of the benefit, such payment or provision of the benefit shall be delayed or postponed until such time as it may be made or provided without Section 409A Penalties.  If delay or postponement of a payment or the provision of a benefit would not avoid the imposition of 409A Penalties, the parties agree to cooperate diligently to revise the Agreement in order to preserve insofar as possible the payment or benefit free from 409A Penalties without materially changing the economic value of this Agreement to either party.

(b)           If at the time of Employee’s “separation from service” (as that term is or may be defined in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended, from the Company:  (a) Employee is a “specified employee” as that term is or may be, defined under Section 409A(a)(2)(B) of the Code; and (b) a payment provided for under this Agreement is required to be treated as deferred compensation under Section 409A of the Code, then no such payment may be made before the date which is six (6) months after the date of separation from service.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

NORSTATES BANK
/s/Fred Abdula
By:	Fred Abdula
Title:	Chairman of the Board and Chief Executive Officer

Address:	EMPLOYEE
1531 N. Highland Avenue		/s/Scott Yelvington
Arlington Heights, IL 60004	By:	Scott Yelvington